Exhibit 5.1

March 28, 2019

EnPro Industries, Inc.
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

Re:	Registration statement on Form S-4 of EnPro Industries, Inc. and the guarantors listed therein relating to the exchange offer for $350,000,000 aggregate principal amount of 5.75% Senior Notes due 2026

Ladies and Gentlemen:

We are issuing this letter in our capacity as counsel for and at the request of EnPro Industries, Inc., a North Carolina corporation (the “Issuer”),  in connection with the proposed registration by the Issuer, pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 28, 2019, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), of the Issuer’s offer to exchange (the “Exchange Offer”) up to $350,000,000 in aggregate principal amount of the Issuer’s 5.75% Senior Notes due 2026 (the “New Notes”) for and in replacement of the Issuer’s outstanding 5.75% Senior Notes due 2026 issued on October 17, 2018, of which we understand $350,000,000 in aggregate principal amount is outstanding (the “Old Notes”). The New Notes are to be issued pursuant to the Indenture dated as of October 17, 2018 (the “Indenture”) by and among the Issuer, the Guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).  The Indenture provides for the guarantee (the “Guarantees”) of the New Notes by the subsidiaries of the Issuer identified as the “Delaware and North Carolina Guarantors” in Schedule A to this opinion and by the subsidiaries of the Issuer identified as the “Other Guarantors” in Schedule A to this opinion (the Delaware and North Carolina Guarantors and the Other Guarantors are collectively referred to as the “Guarantors”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In such capacity, we have examined original, certified, conformed, electronic or photographic copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinions expressed below. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, electronic, conformed or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Issuer to the date hereof.  As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Issuer. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

ROBINSON, BRADSHAW & HINSON, P.A. : robinsonbradshaw.com Charlotte Office : 101 N. Tryon St., Ste. 1900, Charlotte, NC 28246 : 704.377.2536

EnPro Industries, Inc.

March 28, 2019

(1)          when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the New Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered in exchange for the Old Notes pursuant to the Exchange Offer, the New Notes will be validly issued by the Issuer and will be binding obligations of the Issuer; and

(2)          assuming that the Indenture has been duly authorized by the Other Guarantors, the Indenture, including the Guarantees provided for therein, constitutes a legal, valid and binding obligation of each of the Guarantors.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.  In addition, in expressing the opinion set forth in this paragraph 1, we have assumed, with your consent, that the form of the New Notes will conform to that included in the Indenture.

The opinions expressed herein are limited to the corporation and limited liability company laws of the states of Delaware and North Carolina, the laws of the State of New York and the federal laws of the United States, and we express no opinion with respect to the laws of any other state or jurisdiction, including the laws of the states of California and Colorado.  Opinions involving matters arising under the laws of the State of New York are given by lawyers in our firm who are licensed to practice in that jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.

Schedule A

Delaware and North Carolina Guarantors

Belfab, Inc., a Delaware corporation

Coltec International Services Co., a Delaware corporation

Compressor Products International LLC, a Delaware limited liability company

EnPro Associates, LLC, a North Carolina limited liability company

EnPro Holdings, Inc., a North Carolina corporation

EnPro Learning Systems, LLC, a North Carolina limited liability company

Fairbanks Morse, LLC, a North Carolina limited liability company

Garlock Hygienic Technologies, LLC, a North Carolina limited liability company

Garlock International Inc., a Delaware corporation

Garlock Overseas Corporation, a Delaware corporation

Garlock Sealing Technologies LLC, a North Carolina limited liability company

Garrison Litigation Management Group, Ltd., a North Carolina corporation

GGB LLC, a Delaware limited liability company

GGB, Inc., a Delaware corporation

Qualiseal Technology, LLC, a North Carolina limited liability company

Stemco Products, Inc., a Delaware corporation

Technetics Group Daytona, Inc., a Delaware corporation

Technetics Group LLC, a North Carolina limited liability company

Technetics Group Oxford, Inc., a Delaware corporation

Other Guarantors

Applied Surface Technology, Inc., a California corporation

Garlock Pipeline Technologies, Inc., a Colorado corporation